Exhibit 23.3

KPMG LLP Suite 1050 833 East Michigan Street Milwaukee, WI 53202-5337

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2026, with respect to the consolidated financial statements of Navitas Semiconductor Corporation, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin
June 8, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.